EXHIBIT 99.1

Frequency Electronics, Inc. Announces First Quarter Fiscal Year 2016 Results

MITCHEL FIELD, N.Y., Sept. 10, 2015 (GLOBE NEWSWIRE) -- Frequency Electronics, Inc. (NASDAQ:FEIM) reported revenues for the first quarter of fiscal 2016, which ended July 31, 2015, of $16.7 million as compared to $19.7 million in the same quarter of fiscal 2015. The Company recorded operating profit of $941,000 for the quarter ended July 31, 2015, compared to $928,000 in the first quarter of fiscal 2015. Net income for the first quarter of fiscal 2016 was $891,000 or $0.10 per diluted share compared to $719,000 or $0.08 per diluted share for the first quarter of the prior year.

Commenting on the Company's performance and business outlook, Chairman of the Board General Joseph Franklin said: "The first quarter fiscal 2016 reduction in revenues compared to the prior year resulted primarily from approximately $2 million in lower third-party contract manufacturing sales at FEI-Asia. To a lesser extent, revenues were also impacted by previously discussed production issues, now behind us, which occurred in the final quarter of last fiscal year and continued into the first quarter of fiscal 2016. We are pleased that our profits rose during the first quarter despite the decrease in revenues."

"Proposal activity remains high and includes participation in new small satellite mega-constellations. Our present business pipeline still reflects project orders, the majority of which are sole-sourced to Frequency, which we expected to be booked earlier this calendar year. Approximately $35 million of such orders were postponed, including the first production-sized opportunity for our new up/down frequency converter product line. This product line, long in development, effectively enables us to address a far larger segment of the total satellite market as well as a much larger portion of the satellite payload. Also this year, in addition to the up/down frequency converters, we introduced another new product line of frequency synthesizers particularly suited for small, earth-orbiting satellites (LEOs), a rapidly expanding market especially for U.S. Government end-use. Notably, Euroconsult's most recent space industry report predicts a significant increase in spending on satellite manufacturing and launch, more than $250 billion on 1,400 satellites over the next ten years. The outlook is very promising."

"In the area of business development opportunities, we continue to be actively engaged in seeking appropriate partners with greater throughput capacity, more extensive marketing reach and development resources with whom our growth could be exponentially accelerated."

Selected Fiscal 2016 Financial Metrics and Other Items

  Revenues from commercial and U.S. Government satellite payload programs accounted for approximately 60% of consolidated revenues, comparable to the prior year.
  Sales for U.S. Government/DOD, non-space end-use accounted for more than 20% of consolidated revenues compared to less than 10% of revenues for the same quarter of last year. We anticipate sales to remain at or above these levels during the balance of the year based on current backlog and anticipated new bookings.
  Total revenues from combined U.S. Government space and non-space programs accounted for more than 50% of consolidated revenues, a trend we expect to see continued over the remainder of fiscal year 2016 and beyond.
  Gross margin rate for the quarter ended July 31, 2015 improved to 35% as compared to 28% during the fourth quarter of fiscal 2015 and to 29% during the first quarter of last year. The first quarter gross margin and operating profit benefitted from a cost reimbursement from a vendor.
  Revenues in the FEI-NY segment, which includes FEI-Asia and FEI-Elcom, were $13.5 million or approximately 20% lower than the prior year, substantially due to the $2 million decrease in sales at FEI-Asia.
  Revenues from the Gillam-FEI segment, which are derived primarily from network infrastructure products and remote terminal units, were $1.4 million, nominally lower than the prior year and principally reflecting the lower value of the Euro.
  Revenues from the FEI-Zyfer segment were $2.1 million, nearly doubling the revenues for the first quarter of last year. We anticipate continuing substantial year-over-year increases for this segment over the balance of fiscal 2016.

Investor Conference Call

As previously announced, the Company will hold a conference call to discuss these results on Thursday, September 10, 2015, at 4:30 PM Eastern Time. Investors and analysts may access the call by dialing 1-877-407-9205. International callers may dial 1-201-689-8054. Ask for the Frequency Electronics conference call.

The call will be archived on the Company's website through October 9, 2015. The archived call may also be retrieved at 1-877-660-6853 (domestic) or 1-201-612-7415 (international) using Conference ID #: 13619367.

About Frequency Electronics

Frequency Electronics, Inc. is a world leader in the design, development and manufacture of high precision timing, frequency control and synchronization products for space and terrestrial applications. Frequency's products are used in satellite payloads and in other commercial, government and military systems including C4ISR markets, missiles, UAVs, aircraft, GPS, secure radios, energy exploration and wireline and wireless communication networks. Frequency has received over 100 awards of excellence for achievements in providing high performance electronic assemblies for over 150 space and DOD programs. The Company invests significant resources in research and development and strategic acquisitions world-wide to expand its capabilities and markets.

Frequency's Mission Statement: "Our mission is to provide precision time and low phase noise frequency generation systems from 1 Hz to 46 GHz, for space and other challenging environments."

Subsidiaries and Affiliates: Gillam-FEI provides expertise in network synchronization and monitoring; FEI-Zyfer provides GPS and secure timing ("SAASM") capabilities for critical military and commercial applications; FEI-Asia provides cost effective manufacturing capabilities; FEI-Elcom Tech provides added resources for state-of-the-art RF microwave products. Frequency's Morion affiliate supplies high-quality, cost effective oscillators and components. Additional information is available on the Company's website: www.frequencyelectronics.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

The Statements in this press release regarding the future constitute "forward-looking" statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, inability to integrate operations and personnel, actions by significant customers or competitors, general domestic and international economic conditions, consumer spending trends, reliance on key customers, continued acceptance of the Company's products in the marketplace, competitive factors, new products and technological changes, product prices and raw material costs, dependence upon third-party vendors, competitive developments, changes in manufacturing and transportation costs, the availability of capital, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Frequency Electronics, Inc. and Subsidiaries
Condensed Consolidated Statement of Operations

	Quarter Ended
	July 31,
	2015	2014
	(unaudited)
	(in thousands except per share data)

Revenues	$16,680	$19,740
Cost of Revenues	10,907	14,075
Gross Margin	5,773	5,665
Selling and Administrative	3,685	3,498
Research and Development	1,147	1,239
Operating Profit	941	928
Interest and Other, Net	650	381
Income before Income Taxes	1,591	1,309
Income Tax Provision	700	590
Net Income	$891	$719

Net Income per Share:
Basic	$0.10	$0.08
Diluted	$0.10	$0.08
Average Shares Outstanding
Basic	8,706	8,579
Diluted	8,984	8,857

Frequency Electronics, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	July 31,	April 30,
	2015	2015
	(unaudited)
	(in thousands)

ASSETS
Cash & Marketable Securities	$16,288	$18,408
Accounts Receivable	10,021	9,689
Costs and Estimated Earnings in Excess of Billings, net	14,645	12,929
Inventories	39,090	38,239
Other Current Assets	4,362	4,334
Property, Plant & Equipment	12,677	12,686
Other Assets	22,039	21,540
	$119,122	$117,825

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities	$7,821	$8,350
Long-term debt	6,000	6,000
Other Long-term Obligations	11,803	11,665
Stockholders' Equity	93,498	91,810
	$119,122	$117,825
CONTACT: Alan Miller, CFO, or General Joseph P. Franklin, Chairman:
         TELEPHONE: (516) 794-4500
         WEBSITE: www.frequencyelectronics.com